EXHIBIT 23.2


            Consent of Independent Public Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2000 relating to the financial statements and financial statement schedule of Kinder Morgan, Inc., which appears in Kinder Morgan, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.


/s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Houston, Texas
July 21, 2000